  Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the "Agreement"), dated as of November 22, 2016 (the "Effective Date"), is by and between root9B Technologies, Inc., a Delaware corporation ("root9B" or the "Company") with offices located at 206 E. Virginia Ave., Phoenix, AZ 85004, and William Hoke ("Executive").
Section 1.                 Employment. The Company hereby employs Executive and Executive hereby accepts such employment, subject to the terms and conditions set forth in this Agreement.
Section 2.                 Duties. Executive will serve as Chief Financial Officer of the Company with responsibility for all Accounting and Finance related functions for the Company. Executive will report to the President and COO, or such other designee of the board of directors of root9B. During the Term, Executive will devote substantially all of Executive's business time to the performance of his duties to the Company.
Section 3.               Term and Place of Employment.
3.1              Term of Employment. The term of this Agreement shall be for the period commencing on the Effective Date and ending November 22, 2018 subject to earlier termination by the parties pursuant to Sections, 6 and 7 hereof (the "Term"). The Term may be extended under mutually agreed upon terms and conditions. If the Term expires and the Executive and Company agree that Executive will remain employed with the Company but do not enter into a new employment agreement, then such employment shall be "at-will" and the Agreement will be of no further force or effect other than with respect to the provisions of the Agreement that are expressly intended to survive the expiration of the Term.
3.2              Place of Employment. Executive will be assigned to work at the office of the Company currently located at 206 E Virginia Ave Phoenix, AZ 85004. Executive may be required to travel as may be reasonably necessary to fulfill his duties.
Section 4.                 Compensation of Executive. During the Term, the Company will provide Executive with the following compensation, less such deductions as will be required to be withheld by applicable law and regulations:
4.1              Salary. The Company will pay to Executive an annual base salary of $225,000 per annum (the "Base Salary") at such regular weekly, biweekly or semi-monthly time or times as root9B makes payment of its regular payroll in the regular course of business.
4.2              Bonus. In addition to the Base Salary, the Company may pay Executive stock or cash bonuses at its discretion.
4.3              Options. The Company will grant Executive Options for 300,000 shares of common stock at the closing market price upon issuance. The shares will vest 1/3 upon the Effective Date, 1/3 after your one year anniversary and 1/3 after your second year anniversary.
4.4              Expenses. The Company will provide Executive with reimbursement for reasonable and necessary business travel (except daily commuting to and from the office) expenses and other bona fide expenses, consistent with Company policy, incurred by Executive on behalf of the Company, in connection with the performance of Executive's duties hereunder.
4.5              Benefits. Executive will be permitted to participate in all employee benefit plans, practices and programs maintained by root9B, as in effect from time to time, on a basis no less favorable than is provided to other similarly situated employees of root9B and its subsidiaries. Such benefit plans may include: medical, hospitalization, dental or vision plans, disability insurance plans, health programs and pension or retirement plans.

Section 5.                 Vacations/Sick Leave/Paid Time Off. Executive will be entitled to paid time off in the amount provided by root9B to its similarly situated employees, which currently provides for 15 paid days off per year and increases based on tenure.
Section 6.                 Disability/Death of Executive. If Executive becomes Disabled the Company may, at its option, terminate the employment of Executive under this Agreement immediately upon giving Executive notice to that effect. Executive's employment will terminate upon his death.
Section 7.               Termination of Employment.
7.1              Termination For Cause. The Company may terminate the employment of Executive at any time for Incurable Cause by giving Executive notice of termination, with reasonable specificity of the basis for the Incurable Cause and, if a Curable Cause, a notice of termination that sets forth the steps that Executive must take to cure the Curable Cause. Executive's employment will terminate immediately upon notice that includes an Incurable Cause. Executive's termination for a Curable Cause will take effect 30 days after the giving of the notice unless Executive substantially cures the Cause within such 30 day period.
7.2              Termination Without Cause. The Company may terminate the employment of Executive without Cause by giving Executive 15 days' notice.
7.3              Termination for Good Reason; Resignation. Executive may (i) resign or (ii) terminate his employment for Good Reason by giving the Company 30 days' written notice, which shall set forth the steps that the Company must take to cure the same, which notice shall take effect 30 days after the giving of such notice unless the basis for the Good Reason is cured by the Company within such 30 day period.
Section 8.               Effect of Termination of Employment.
8.1              Termination for Disability, Death, Cause or Resignation without Good Reason. Upon the Company's termination of Executive's employment due to Executive's Disability, death, the Company's termination of Executive's employment for Cause or Executive's resignation without Good Reason, he will not have any further rights under this Agreement except the right to receive (i) the accrued but unpaid portion of his Base Salary prorated as necessary in order to account for any partial year up to the Termination Date (the "Unpaid Salary Amount"), and (ii) reimbursement for any accrued expenses for which he has not been reimbursed (the "Expense Reimbursement Amount").
8.2              Termination without Cause or Resignation for Good Reason. Upon the termination of Executive's employment by the Company without Cause under Section 7.2 or by Executive for Good Reason, the Company will: (i) pay Executive severance compensation equal to the greater of the unpaid Base Salary through November 22, 2018 or one half of the Base Salary, (ii) pay Executive the Expense Reimbursement Amount, and (iii) in the event of any Change of Control where the acquirer does not assume this Agreement, accelerate vesting of outstanding Company stock options so that as of the Termination Date, the options will be considered fully vested and exercisable.
Section 9.                 Disclosure of Confidential Information. Executive recognizes that he has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to its customer list, products, formulae, know-how, and business and marketing plans ("Confidential Information"). He acknowledges that the Confidential Information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by Executive in confidence. Executive will not reveal, divulge or make known to any person, any Confidential Information acquired by Executive during the course of Executive's employment except for the benefit of the Company or as required by Executive's job duties. The provisions of this Section 9 will survive until the third anniversary of the Termination Date.

Section 10.               Indemnification. Executive shall be entitled to the same rights to indemnification (and advancement of expenses) in connection with his service as an executive officer of the Company or any of its Subsidiaries as those rights to indemnification (and advancement of expenses) provided to the Company's directors and officers. Executive's rights to indemnification specifically include all such rights arising pursuant to, and to the fullest extent permissible under, (a) the Company's Articles of Incorporation and Bylaws; (b) any written agreements between the Company and its directors or officers; (c) insurance policies providing coverage to the Company's and/or any Subsidiary's directors, officers and employees, including any directors and officers indemnification insurance; and (d) applicable law.
Section 11.               Definitions. The following words will have the following meaning:
"Cause" means a Curable Cause or an Incurable Cause.
"Curable Cause" means the determination by the board of directors of root9B that: (i) Executive has engaged in misconduct that could reasonably be expected to have a material adverse effect on the business and assets of the Company, or (ii) Executive's disregard of any valid and legal directive of root9B's board of directors or its designee consistent with this Agreement or Executive's failure to perform his duties (other than such failure resulting from incapacity due to Disability), which, in each case, could reasonably be expected to have a material adverse effect on the business and assets of the Company, or (iii) Executive's material breach of any other provision of this Agreement.
"Change in Control" shall mean the occurrence of any of the following after the Effective Date: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, provided that a Change in Control shall not occur if any person (or more than one person acting as a group) that currently owns more than 50% of the total fair market value or total voting power of the Company's stock acquires additional stock in such corporation; (ii) the Company is party to a merger, consolidation or similar transaction or series of transactions in which the holders of the Company stock do not, directly: (x) hold more than 50% of the total fair market value or total voting power of the stock of the resulting entity, and (y) control the board of directors of the resulting entity; or (iii) the sale of all or substantially all of the Company's assets (excluding the IPSA sale).
"Disability" or other forms of that word mean incapacitation or disability by accident, sickness or otherwise so as to render Executive mentally or physically incapable of performing the services required to be performed under this Agreement for a period of 90 consecutive days or for any 90 days in any period of 365 consecutive days.
"Good Reason" means the occurrence of any of the following events or conditions:
(i) the assignment to Executive of any duties materially inconsistent with the duties set forth in Section 2;
(ii) any other action by the Company or root9B which results in a material diminution in Executive's position, authority, duties or responsibilities; or
(iii) any material failure by the Company or root9B to comply with this Agreement or (iv) any Change of Control unless the acquirer agrees to assume and perform this Agreement to the same extent that the Company would be required to perform if no succession had taken place, except where such succession is not necessary because such assumption occurs by operation of law.

"Incurable Cause" means: (I) the reasonable determination by the board of directors of root9B that Executive has committed an act constituting fraud, or a felony, or criminal act; or (ii) Executive's conviction of a crime involving moral turpitude.
"Restriction Period" will have the definition given that term in the Confidentiality, Non-Compete and Non-Solicitation Agreement dated the Effective Date between Executive and root9B (the "Executive Non-Compete Agreement").
"Term" means a 2-year period starting on the Effective Date and ending on the 2-year anniversary of the Effective Date.
"Termination Date" will mean the date that Executive's employment terminates by whatever means.
Section 12.             Miscellaneous.
12.1          Section 409A. It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Employee under Section 409A of the Code and this Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention. Notwithstanding the foregoing, the Company shall not have any liability for the tax treatment of any payments or benefits hereunder. Any termination of the Employee that would result in the receipt of deferred compensation under Section 409A of the Code must also constitute a "separation from service" (as that term is defined in Treasury Regulation Section 1.409A-1(h)). Each payment made under this Agreement shall be treated as a separate payment. In the case of any payment on termination (other than in compliance with the requirements of Treasury Regulation Section 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Code and other than any payment that is a "short-term deferral" within the meaning of Treasury Regulation Section 1.409A-1(b)(4)) while the Employee is a specified employee within the meaning of Section 409A(a)(2)(B) of the Code, in no event will such payment be made earlier than six months after the Executive's "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h). In the event that, due to Section 409A of the Code, the Employee does not receive one or more cash payments that would otherwise be due during that six month period, all such delayed payments will be made on the first day after the six-month anniversary of his "separation from service" within the meaning of Treasury Regulation Section 1.409A-1(h), and thereafter any remaining payments shall be made in accordance with any existing schedule.
12.2           Assignments. Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other, except that the Company may assign this Agreement in connection with the sale or other disposition of all or substantially all of its assets and business.

12.3           Entire Agreement. This Agreement, the Executive Non-Compete Agreement and the Executive Offer Letter constitute and embody the full and complete understanding and agreement of the parties and supersedes all prior understandings and agreements with respect to Executive's employment by the Company. In the event of a conflict between the terms in this Agreement and the Executive Non-Compete Agreement or the Executive Offer Letter, the terms of this Agreement shall prevail and govern. This Agreement may be amended, modified or changed only by an instrument in writing executed by the Company and Executive. The invalidity or partial invalidity of one or more provisions of this Agreement will not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

12.4           Headings. The headings contained in this Agreement are for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.
12.5           Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given when delivered personally or by private overnight delivery service to the party at the address on the signature page or to such other address as either party may give notice of in accordance with the provisions of this section. Notices will be deemed given on the sooner of the date actually received or the third business day after sending.
12.6           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state's conflicts of laws provisions. Each of the parties irrevocably consents to the jurisdiction of the federal and state courts located in the State of Delaware. The party prevailing shall be entitled to recover its reasonable legal fees and expenses from the party not prevailing.
12.7           Binding Effect. This Agreement shall inure to the benefit of and be binding upon and enforceable against the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.
12.8           Counterparts. This Agreement may be executed in two or more counterparts, including those signed and delivered by electronic means, each of which will be deemed an original, but all of which together will constitute one of the same instrument.

[Signature page follows]

IN WITNESS WHISEOF, the parties have executed this Agreement as of the date first above written.
Employee:
/s/ William Hoke
William Hoke

root9B Technologies, Inc.
206 E. Virginia Ave
Phoenix, AZ 85004
/s/ Dan Wachtler
Name: Dan Wachtler
Title: President, COO